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                           COAST DENTAL SERVICES, INC.
                                  EXHIBIT 11.1
                    COMPUTATION OF PER SHARE EARNINGS (LOSS)


                                                    QUARTER ENDED SEPTEMBER 30,      NINE MONTHS ENDED SEPTEMBER 30,
                                                       1999             2000              1999            2000
                                                    ----------      -----------       ----------      -----------
Net income (loss) ............................      $  439,049      $  (363,725)      $2,067,320      $  (474,931)
                                                    ==========      ===========       ==========      ===========
SHARES:
Basic weighted average number of shares
   outstanding ...............................       6,595,640        6,286,384        7,076,687        6,294,997
Additional shares issuable under stock options
   for diluted earnings per share ............              53               --              176               --
                                                    ----------      -----------       ----------      -----------
Diluted weighted average number of shares
   outstanding ...............................       6,595,693        6,286,384        7,076,863        6,294,997

BASIC EARNINGS (LOSS) PER SHARE:
Net income (loss) ............................      $      .07      $      (.06)      $      .29      $      (.08)
                                                    ==========      ===========       ==========      ===========

DILUTED EARNINGS (LOSS) PER SHARE:
Net income (loss) ............................      $      .07      $      (.06)      $      .29      $      (.08)
                                                    ==========      ===========       ==========      ===========
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